Registration Statement No. 333-217200

Filed Pursuant to Rule 433

December 10, 2019

MicroSectors is pleased to introduce the first 2x Leveraged Cannabis Product in the U.S. $MJO, listed on @NYSE & linked to the @IndxxIndices MicroSectors Cannabis Index.

For other @MSector product offerings, including 1x version $MJJ, visit MicroSectors.com

A new way to trade #PotStocks is here! $MJJ & $MJO are expected to start trading tomorrow. #Marijuana #MarijuanaStocks #Cannabis

MicroSectors is proud to announce the pending listing of $MJJ & $MJO! 1x and 2x ETNs linked to the newest #PotStock index, Indxx MicroSectors Cannabis Index listed on @NYSE. #Marijuana #MarijuanaStocks #Cannabis

Leveraged #PotStocks are here! $MJO listed on @NYSE is pending for trading tomorrow! #PotStocks #Marijuana #MarijuanaStocks #Cannabis

New leveraged #Cannabis trade available at the open tomorrow. $MJO 2x #PotStocks to be listed on @NYSE! #Marijuana #MarijuanaStocks

New cannabis trades pending. $MJJ & $MJO! 1x and 2x ETNs linked to the newest #PotStocks index, Indxx MicroSectors Cannabis Index, set to open for trading today. #Marijuana #MarijuanaStocks #Cannabis

MICROSECTORS Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, product supplement, prospectus supplement and prospectus) with the SEC for each of the ETN offerings to which this communication relates. Before you invest, you should read those documents and the other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. You may obtain these documents free of charge by visiting the SEC's website at www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you these documents if you request by calling our agent toll-free at 1-877-369-5412.